NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND INC. ANNOUNCES

TRANSFORMATION PLAN

AUSTIN, TEXAS, February 26, 2007—Temple-Inland Inc. announced today that its Board of Directors has approved a transformation plan to unlock shareholder value through the separation of Temple-Inland into three focused, stand-alone, public companies and the sale of its strategic timberland. The plan includes:

•	Retaining its manufacturing operations – corrugated packaging and building products,

•	Spinning off its financial services operation,

•	Spinning off its real estate operation, and

•	Selling its strategic timberland

The Board and management of Temple-Inland are committed to maximizing value for shareholders.

Creating Long-Term Opportunities and Realizing Value

“We have constantly maintained a focus on maximizing shareholder value and over the years have evaluated a long list of strategic alternatives, including all of the elements of the transformation plan announced today. Taking advantage of current market conditions, this transformation plan will unlock shareholder value in a very tax efficient manner and provide our shareholders ownership in three outstanding businesses. Each of the three public companies – manufacturing, financial services and real estate – will be well positioned in the marketplace, have an appropriate capital structure and will benefit from greater strategic focus,” said Kenneth M. Jastrow, II, chairman and chief executive officer.

“We have made great progress at Temple-Inland,” said Mr. Jastrow. “Over the past five years, we have generated total shareholder return of 107%, compared with 39% for the S&P 500 and a negative 5% for our peer group median. We have returned $710 million to shareholders over the past two years through share repurchases and dividends and have increased the dividend each of the past five years. Despite this progress, we are implementing this bold plan to transform our Company in order to unlock shareholder value and provide a platform to continue to provide shareholders with superior long-term returns. We are very excited about the future.”

Three Ongoing Businesses

Temple-Inland – Corrugated Packaging and Building Products

Upon completion of the transformation plan, Temple-Inland will be a low-cost, highly efficient manufacturing company focused on corrugated packaging and building products. Corrugated Packaging operating income has improved more than 1,000% since 2003 and our building products operation has achieved record earnings each of the past three years.

“Our corrugated packaging operation has made significant progress, driven by execution of strategic initiatives, focusing on full integration and increasing asset utilization. Since 2003, we have generated $225 million in business improvement, and we expect to generate an additional $75 million by focusing on manufacturing excellence within our box plant system and further operational efficiency in our containerboard mills,” said Mr. Jastrow.

“Our building products operation manufactures a diverse line of products for new home construction, commercial, and repair and remodeling markets. Our facilities are state-of-the-art, low-cost and well-located to serve areas of the country projected to experience the highest rate of demand growth.”

Corrugated packaging operation includes:

Capacity
•	5 linerboard mills	3.2 million tons
•	1 corrugating medium mill	0.3 million tons

•	64 converting facilities	3.7 million tons of production

Building products operation includes:

Capacity
•	5 lumber mills	1,070 mmbf
•	4 gypsum wallboard plants	2,100 mmsf
•	5 particleboard plants	880 mmsf
•	1 fiberboard plant	460 mmsf
•	2 medium density fiberboard plants	300 mmsf

“Going forward, Temple-Inland will be a focused, leading manufacturing company positioned to continue to drive return on investment (ROI) through increasing asset utilization, lowering operating costs and improving efficiency. We will also continue to be a market-driven, customer-oriented company. We are confident the new Temple-Inland is well positioned for the future,” concluded Mr. Jastrow.

Financial Services

“Financial Services achieved record earnings in 2006 of $222 million, a record for the third consecutive year. Over the past ten years, Financial Services has earned $1.8 billion and averaged a 20% ROI. Guaranty Bank has consistently grown its deposit base by focusing on customers who value high-touch, high-service. The Bank’s branch network is located in Texas and California, the largest and most rapidly growing deposit markets in the U.S. Guaranty is a national lender, with single-family mortgages in every state and a wide range of loan products targeted in over 30 markets nationwide. Financial Services is ideally positioned to continue to serve its targeted customers and has a solid foundation for growth and continued strong financial performance,” said Mr. Jastrow.

Guaranty Bank is a federally-chartered stock savings bank that provides consumer and commercial banking activities through 100 banking centers in Texas and 53 in California, and lends nationally in diverse geographic markets. The Texas banking centers are concentrated in the metropolitan areas of Houston, Dallas/Fort Worth, San Antonio, and Austin, as well as the central and eastern regions of the state. The California banking centers are concentrated in Southern California and the Central Valley. In addition, Guaranty’s insurance operation is the 30th largest in the U.S. with offices in Texas and California, and provides a wide range of insurance products and risk management services to its customers.

Real Estate (“Forestar”)

“Our real estate activities include over 236,000 acres, 85 projects in eight states and twelve markets. Our strategy for real estate is value creation. We have currently identified over 215,000 acres of high-value land located in growth corridors, thus providing the opportunity to create value through entitlement and real estate development. Securing entitlements creates the largest proportional increase in value and in 2006, we entitled five projects totaling 2,181 acres and began the entitlement process on another 4,890 acres. The most significant concentration of our real estate holdings is around Atlanta, Georgia with over 205,000 acres of real estate property. Atlanta is the largest homebuilding market in the U.S., and over time its projected growth will create significant real estate development opportunities. We believe there is substantial opportunity to accelerate the creation of shareholder value by operating this business as an independent public company,” said Mr. Jastrow.

The real estate business, which operates under the name Forestar Real Estate Group, is focused on real estate investment and development activities which include single-family residential, commercial, mixed use and multi-family housing projects.

Business to be Sold

Timberland

“Our strategic timberland is located in some of the best fiber demand markets in the U.S. and represents a very valuable resource base. Fiber growth on our timberland is accelerating, and we expect fiber growth to increase 50% over the next ten years and double over the next 30 years. The mix of sawtimber versus pulpwood is also expected to increase,” said Mr. Jastrow.

Our timber holdings consist of approximately 1.8 million acres of timberland located in Texas, Louisiana, Alabama and Georgia. In connection with our timber holdings, we also own mineral rights on 388,000 acres in Texas and Louisiana and 351,000 acres in Alabama and Georgia.

As part of the transformation plan, we anticipate consummating appropriate fiber supply agreements and transferring approximately 100,000 acres of our strategic timberland into Forestar Real Estate Group.

Transformation Process

The sales process for the Company’s strategic timberland is expected to begin immediately. The majority of proceeds from the sale will be returned to shareholders. A portion of the proceeds will be used to establish appropriate capital structures for each of the ongoing stand-alone businesses to ensure financial flexibility for shareholder value creation in the future. The proposed separations of Financial Services and Real Estate are intended to be tax-free distributions to shareholders. Until the separations of Financial Services and Real Estate are completed, the Company expects to continue to pay a quarterly dividend of $0.28 per share.

Final terms of the proposed separations and sale have not yet been determined and will be announced at a later date. Completion of the proposed separations is subject to approval of the final terms by Temple-Inland’s Board of Directors; favorable rulings from the Internal Revenue Service, and/or favorable opinions of tax counsel; and the filing and effectiveness of registration statements with the Securities and Exchange Commission with respect to the common stock of each of the spun-off entities, and other approvals. The transformation plan is anticipated to be completed by calendar year-end.

We believe that this transformation plan is the best course of action for all our stakeholders; however, as we continue to evaluate the plan, the Company retains the flexibility to consider alternative strategic transactions to maximize shareholder value.

The Company has engaged Goldman, Sachs & Co. and Citigroup Global Markets Inc. as its financial advisors and Skadden, Arps, Slate, Meagher & Flom as its Legal Counsel.

Opportunity

“The employees of Temple-Inland have created a great company and significant value for shareholders. Their continued focus “to be the best” has driven our Company’s performance to record levels. On behalf of the Board, we sincerely thank each of our employees for their dedication and hard work. We also have extremely strong management for each of our businesses. Our depth of management and our great employees make us confident in the success of this transformation plan and the future for each of our businesses. “

“Finally, we value and greatly appreciate our relationship with customers and their long-term ongoing support. Our focus will be on continuing to exceed their expectations.”

“We are convinced that this transformation plan is the best course of action for all our stakeholders,” concluded Mr. Jastrow.

The Company will host a conference call at 11:00 a.m. ET on February 26, 2007 to discuss the transformation plan. The meeting may be accessed through web cast or by conference call. The web cast may be accessed through Temple-Inland’s Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-901-5213 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2962. The password is Temple-Inland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 89029753.

Temple-Inland Inc. operates four business segments: corrugated packaging, forest products, real estate and financial services. The Company’s 1.8 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) Standard of the Sustainable Forestry Board to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: costs, delays, and other difficulties related to the transformation plan; the effect and timing of federal and state regulations or obtaining any necessary regulatory approvals, including IRS rulings; general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight; demand for new housing; accuracy of accounting assumptions related to pension and postretirement costs, impaired assets, allowance for credit losses, and income taxes; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; our ability to execute certain strategic and business improvement initiatives; and other factors, many of which are beyond our control.

This release includes non-GAAP financial measures. The required reconciliations to GAAP financial measures are located on our website, www.templeinland.com.